Exhibit 1

MINUTES OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

MERUS N.V.

December 31, 2019

Minutes of the extraordinary general meeting of shareholders of Merus N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat at Utrecht, the Netherlands (the “Company”), held on December 31, 2019 at 15:00 hours (CET) at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands (the “Meeting”).

The Meeting was attended by Dr. Bill Lundberg, Mr. Peter Silverman, Ms. Anne Noordzij, Mr. Paul van der Bijl and Mr. Koen Biesma.

The Meeting had been convened with due observance of all relevant provisions of applicable law and the Company’s articles of association.

At the Meeting, 5,499,286 ordinary shares in the Company’s capital were represented, representing 19.04% of the Company’s issued share capital.

The attendees of the Meeting had no questions or comments with respect to the items included on the agenda for the Meeting.

After having put the only voting item on the agenda for the Meeting to a vote, it was concluded that such voting item on the agenda was passed by the requisite majority.

The Meeting was closed.

(signature page follows)

Signature page to the minutes of an extraordinary general meeting of Merus N.V. held on December 31, 2019

/s/ S.A. Lundberg	/s/ A. Noordzij
S.A. Lundberg	A. Noordzij
Chairman	Secretary